UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2026
AXOGEN, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota	001-36046	41-1301878
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13631 Progress Boulevard, Suite 400	Alachua,	Florida	32615
(Address of principal executive offices)			(Zip Code)
(386) 462-6800
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	AXGN	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On January 21, 2026, Axogen, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC and Mizuho Securities USA LLC, as representatives of the underwriters (the “Underwriters”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell 4,000,000 shares of its common stock, $0.01 par value per share (“Common Stock”), at a public offering price of $31.00 (the “Offering”). Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock. The Common Stock was offered and sold pursuant to a prospectus supplement, dated January 21, 2026, and an automatic shelf registration statement on Form S-3ASR (File No. 333-292852), which became automatically effective upon filing on January 21, 2026 with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended. The closing of the Offering is expected to occur on January 23, 2026.
A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.
Blue Chip Law, PLLC, special counsel to the Company, delivered an opinion as to the legality of the issuance and sale of Common Stock in the Offering, a copy of which is attached hereto as Exhibit 5.1.
Item 8.01. Other Events.
Offering Press Releases
On January 21, 2026, the Company issued a press release announcing the commencement of the Offering and also issued a press release announcing the pricing of the Offering. A copy of each press release is attached as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K.
Expected Payoff of Credit Facility
The Company entered into a Term Loan Agreement, dated June 30, 2020 (as amended from time to time, the “Credit Facility”), with Oberland Capital and its affiliates, TPC Investments II LP and Argo LLC (collectively, the “Lender”). On January 20, 2026, the Company entered into a payoff letter agreement (the “Payoff Letter”) with the Lender. Pursuant to the Payoff Letter, the final payoff amount (the payment of which the parties acknowledge and agree, for the avoidance of doubt, shall result in the termination of all obligations under the Credit Facility) is approximately $69.7 million, so long as the payoff date is on or before February 15, 2026.
Upon payment of the payoff amount and satisfaction of the other conditions specified in the Payoff Letter, all obligations under the Credit Facility will be paid in full, all liens and security interests securing such obligations will be released, and the Credit Facility and related loan documents will terminate, subject to certain customary surviving provisions.
Subject to the completion of the Offering and the satisfaction of the conditions to repayment under the Payoff Letter, the Company expects a significant portion of the net proceeds from the Offering will be used for the repayment of the Credit Facility.
The foregoing disclosure is consistent with, and supplements, the disclosure included in the prospectus supplement filed in connection with the Offering.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit index below, which is incorporated herein by reference.

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 21, 2026, by and among Axogen, Inc., Wells Fargo Securities, LLC and Mizuho Securities USA LLC, as representatives of the underwriters.
5.1	Opinion of Blue Chip Law, PLLC regarding the legality of the Common Stock.
23.1	Consent of Blue Chip Law, PLLC (contained in Exhibit 5.1).
99.1	Press Release, dated January 21, 2026, announcing the commencement of the offering.
99.2	Press Release, dated January 21, 2026, announcing the pricing of the offering.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: January 23, 2026	By:	/s/ Marc Began
Marc Began
Executive Vice President, General Counsel and Chief Compliance Officer